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                                                                 Exhibit 99.1


CONTACT:      State Auto
              John R. Lowther
              (614) 464-5052


                 STATE AUTO PRESIDENT RESPONDS TO SHEPARD FILING

         COLUMBUS, OHIO--JULY 18, 2003--State Auto President and CEO Robert H. Moone released the following statement in response to an SEC schedule 13D filing made today by investor Gregory M. Shepard:

         State Auto's lawsuit filed June 30 has compelled Shepard to finally make additional public disclosure of important facts concerning his past business dealings. The disclosures are a victory for State Auto and its constituencies, for the investing public which is entitled to have full information on Shepard, and for the media.

         He has now disclosed to the SEC for the first time since his approach to State Auto that:

         o A health insurance company he headed in Illinois experienced financial ruin during his tenure as chairman and president, and had to be liquidated.

         o Shepard was the subject of a cease and desist order from the Indiana Securities Commissioner in a previous, failed insurance company takeover attempt in that state. The order said that papers filed in connection with his takeover attempt failed to provide full and fair disclosure of all material information.

         However, today's disclosure of the failure of Shepard's Illinois company neglected to point out that approximately 26,000 policyholders were left stranded without coverage, as reported in the September 1, 2000 business section of the Indianapolis Star.

         Today's filing by Shepard still fails to disclose the no-value-added, debt-laden nature of the various schemes he has proposed for State Auto.

         State Auto believes that the disclosures it has demanded, some of which have now been made by Shepard under pressure of our lawsuit, are germane to the question of Shepard's fitness to control State Auto as he proposes.